EXHIBIT 10.2

                             SETTLEMENT AGREEMENT
                                   (Amended)
                             DATED March 15, 2007



      THIS SETTLEMENT AGREEMENT ("Agreement") is entered into this 13th day of March 2007, by and between AMERICAN FACTORS GROUP, LLC, a New Jersey limited liability company ("AFG"), AMERIRESOURCE TECHNOLOGIES, INC., a Delaware corporation ("AMRE"), and DELMAR JANOVEC, a Nevada resident ("Janovec") (AFG, AMRE, and Janovec may be individually, or collectively, referred to as a "Party" or the "Parties").

      WHEREAS, on or about August 2, 2000, the Parties entered into a Settlement and Release Agreement ("SRA"), and a Promissory Note ("PN"), whereby AMRE and Janovec, as guarantor, agreed to repay certain obligations to AFG;

      WHEREAS, the Parties have entered into four addendums to the SRA, with the Parties agreeing in the fourth and final such addendum, executed on February 28, 2005, that the total amount owed to AFG by AMRE and Janovec, including accrued interest, was $484,693.29, with an additional penalty of $55,975.03 for AMRE and Janovec failure to meet the terms of the third addendum executed by the Parties. The Parties also agreed that interest would accrue at 18% per annum, compounded monthly, beginning on February 28, 2005; and

      WHEREAS, as of March 27, 2006, the total debt owed by to AFG by AMRE and Janovec equaled about $646,312.63 ("Debt"); and

      WHEREAS the parties entered into a Settlement Agreement on March 27th, 2006 and reduced the amount due to $350,000; and

      WHEREAS, AMRE made payments of $50,000 and $100,000 pursuant to the agreement, and shares of AMRE stock were issued pursuant to the agreement; and

      WHEREAS, the remaining payments totaling $200,000 specified in the Settlement Agreement dated March 27, 2006 were not made timely,

      WHEREAS, Janovec and AMRE desire to proceed forward with the settlement of the Debt, pursuant to the terms and conditions described herein, and for the consideration set forth herein; and

AGREEMENT

      NOW, THEREFORE, in consideration of the promises, representations, and covenants described herein, and in consideration of the recitals above, which are incorporated herein by reference, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

a.1AFG,AMRE, and Janovec agree that the Debt at March 13, 2007 will be modified to $220,000, and repaid in accordance with this Section 1.1;

   (a) AFG will receive a cash payment of $48,000 from AMRE and/or Janovec to be wired on or before March 20, 2007

   (b) AFG will receive a cash payment of $172,000 from AMRE and/or Janovec to be wired on or before June 15, 2007



Payments are to be made by wire transfer to:

                              Robins Trust No. 8
                                  Grand Bank
                             4287 Route One South
                     Monmouth Junction, New Jersey   08852
                              Account # 111003741

Upon receipt of the foregoing payments, the Debt shall be deemed to be completely discharged and the SRA shall be of no further force or effect. AFG additionally agree, once the foregoing payments are received, to release and forever discharge AMRE and Janovec from any liability connected to the Debt, and to cause the necessary documents to be filed with the appropriate courts to release the judgments and/or liens against AMRE and Janovec. However, if AMRE fails to make the payments in 1.1 above, then this Agreement will become void, and any payments will go to reduce the Debt and the SRA shall remain in effect.

1.2 AMRE agrees to pay a penalty of $50,000 if it fails to make the payments in
1.1 above.

1.3 AFG hereby waives all prior defaults.

1.4 The William R. Robins Family Trust No. 8 (the "Trust") is now the holder of record of shares of AMRE common stock, issued to it pursuant to the SRA. AMRE agrees to immediately issue to the Trust sufficient additional shares of its common stock to bring the number of shares held by the Trust to approximately 5% of the common stock issued and outstanding as of December 31, 2005, as reported on the AMRE's audited financial statements. AMRE agrees to take all necessary actions to assist the Trust in its process of the removal of the restrictive legend from the stock that had been issued to AFG and/or Trust No. 8, pursuant to the R-144 Regulations governing the sale of restricted common stock.

1.5 The Parties represent and warrant that they have full right and authority to enter into this Agreement and to engage in all actions set forth herein. Each person executing this Agreement on behalf of each Party warrants that he is lawfully empowered to execute this Agreement on behalf of each respective entity and that the execution of this Agreement is within the course and scope of his agency or employment relationship with each of those entities and thereby binds each of those entities.

1.6 All agreements, covenants, representations, and warranties, express and implied, oral and written, of the Parties to this Agreement concerning its subject matter are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written, have been made by any Party to any other Party concerning the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, agreements, including the SRA, PN, and all addendums to the SRA and PN, all possible and alleged agreements, representations, covenants, and warranties concerning the subject matter of this Agreement are merged herein. Each Party hereto fully understands the consequences of this provision and has had an opportunity to consult with legal counsel.

1.7 Each Party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

             1.8  The following release shall become effective when and if AMRE and Janovec have performed all of their obligations pursuant to Paragraphs 1.1, 1.4, and 1.7: AFG and any and all related persons or entities, hereby forever and completely release, acquit and discharge AMRE and Janovec and any and all of AMRE's and Janovec affiliates or subsidiary companies, officers, directors, agents, representatives, attorneys, members, employees, successors and assigns, from and against any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, and liability of whatever kind or nature, in law, equity or otherwise, for or by reason of any matter, whether now known or unknown, suspected or unsuspected, asserted or unasserted, and whether or not concealed or hidden, that they now or may own or hold, or have at any time held, against AMRE and Janovec, in connection with any and all claims or allegations arising out of or relating to the Settlement Agreement.

  1.9 The following release shall become effective when and if AFG has performed all of its obligations pursuant to Paragraphs 1.1,.AMRE and Janovec and any and all related persons or entities, hereby forever and completely release, acquit and discharge AFG, and any and all of AFG's affiliates or subsidiary companies, officers, directors, agents, representatives, attorneys, members, employees, successors and assigns, from and against any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders, and liability of whatever kind or nature, in law, equity or otherwise, for or by reason of any matter, whether now known or unknown, suspected or unsuspected, asserted or unasserted, and whether or not concealed or hidden, that they now or may own or hold, or have at any time held, against AFG, in connection with any and all claims or allegations arising out of or relating to the Settlement Agreement or any other aspect of its relationship with AFG.

1.10 Any notices required hereunder shall be deemed to be given upon the earlier of (i) the third business day after the date when sent by certified or registered mail, (ii) the next business day after the date sent by guaranteed overnight courier, or (iii) the date sent by telecopy or delivered by hand, in each case, to the addresses set forth below:

          If to AMRE:         AmeriResource Technologies, Inc.
                              3440 E. Russell Road, Suite 217
                              Las Vegas, Nevada 89120
                              Attn: Delmar Janovec
                              Phone: (702) 214-4249
                              Fax: (702) 214-4221


          If to Janovec:      Delmar Janovec
                              3440 E. Russell Road, Suite 217
                              Las Vegas, Nevada 89120
                              Phone: (702) 214-4249
                              Fax: (702) 214-4221


          If to AFG:          American Factors Group, LLC
                              457 North Harrison Street
                              Princeton, New Jersey 08540
                              Attn: William R. Robins
                              Phone:   (609)924-9394
                              Fax:   (609)683-9501

                With copies to:_________________________
                              _________________________
                              _________________________

                              Attn:

1.11 Each party to this Agreement shall bear its own fees and expenses (including, without limitation, the fees and expenses of its legal counsel) in connection with the preparation, execution and delivery of this Agreement.

2.0 This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey as though entered into between residents of the State of New Jersey, without reference to the principles or the conflict of laws.


      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date herein above written.


AMERIRESOURCE TECHNOLOGIES, INC. a Delaware corporation

By: /s/ Delmar Janovec                                    Date: March 13, 2007
    ------------------
     Delmar Janovec, President


DELMAR JANOVEC

By:  /s/ Delmar Janovec                                   Date:  March 13, 2007
     ------------------
     Delmar Janovec, a Nevada resident


AMERICAN FACTORS GROUP, LLC. A New Jersey limited Liability Company

By:  /s/William  Robins                                   Date:  March 14, 2007
     ------------------
     William R. Robins, President